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                                                                     EXHIBIT 2.1



                      ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT ("Agreement"), dated as of July 15, 1995, is made and entered into by and between Jones Intercable, Inc., a Colorado corporation ("JIC") and Jones Intercable of Alexandria, Inc., a Colorado corporation ("Jones of Alexandria").

                                    Recitals

         A. JIC is party to that certain Asset Purchase Agreement dated as of June 30, 1995 (the "Purchase Agreement") with Columbia Associates, L.P., a Delaware limited partnership ("Seller") pursuant to which JIC has agreed to buy, and Seller has agreed to sell, substantially all of the assets relating to the cable television system owned by Seller serving the communities of Dale City, Lake Ridge, Woodbridge, Triangle, Quantico, Dumfries, Occoquan, Fort Belvoir, Quantico Marine Base and portions of unincorporated Prince William County, all in the State of Virginia (the "Dale City Systems").

         B. JIC desires to assign its rights and duties under the Purchase Agreement to Jones of Alexandria, and Jones of Alexandria desires to accept such assignment.

         C. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

                                   Agreements

         In consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, JIC and Jones of Alexandria hereby agree as follows:

         1. Assignment and Assumption. Subject to the terms and conditions of this Agreement, JIC hereby assigns, conveys and transfers to Jones of Alexandria all of its right, title and interest as Buyer under the Purchase Agreement, including but not limited to, the right to purchase the Assets of the Dale City





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Systems, and Jones of Alexandria hereby assumes and shall pay, discharge and perform all of the obligations and duties of Buyer under the Purchase
Agreement.

         2        Further Assurances.  JIC and Jones of Alexandria shall
execute and deliver such further instruments as may be reasonably necessary to carry out the terms of this Agreement.

         3. Governing Law. The validity, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Colorado, without giving effect to the principles of conflicts of law of such State.


         The parties have executed this Agreement as of the date first written above.


                                        JONES INTERCABLE, INC.


                                        By:  /s/ Elizabeth M. Steele
                                             -----------------------------------
                                        Title:  Vice President


                                        JONES INTERCABLE OF
                                        ALEXANDRIA, INC.


                                        By:  /s/ Elizabeth M. Steele
                                             -----------------------------------
                                        Title:  Vice President